Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated July 6, 2011

JPMorgan Double Short Treasury ETNs report

The table below summarizes certain data related to the JPMorgan Double Short US
Long Bond Treasury Futures ETN and the JPMorgan Double Short US 10 Year
Treasury Futures ETN (the "Notes" or the "ETNs") .

The column labeled "Reset Exposure Amount" will be populated if the next trading day is a Reset Date and will reflect the Reset Exposure Amount that will be in effect at the close of trading on the next trading day.

                                                                                                     Is the next trading day
                                                         Number of     Closing Note Current Exposure a Reset Date ("YES" or  Reset
 Exposure Amount
        Product Name            CUSIP   Ticker  Date    Notes ('000s')    Value         Amount              "NO")?             for
 next Reset Date
----------------------------- --------- ------ -------- -------------- ------------ ---------------- -----------------------
 ---------------------
JPMorgan Double Short US Long
Bond Treasury Futures ETN due
      September 30, 2025      46634X864 DSTJ   7/6/2011      200         $53.378         108.71               NO
----------------------------- --------- ------ -------- -------------- ------------ ---------------- -----------------------
 ---------------------
 JPMorgan Double Short US 10
Year Treasury Futures ETN due
      September 30, 2025      46634X823 DSXJ   7/6/2011      200         $49.212         100.31               NO
----------------------------- --------- ------ -------- -------------- ------------ ---------------- -----------------------
 ---------------------

The ETNs are senior unsecured obligations of JPMorganChase and Co. and accordingly, are exposed to the credit risk of JPMorgan Chase and Co.

Definitions:
"Number of Notes" means the total number of Notes, shown in thousands, that have been issued, including those held by JPMorgan Chase and Co or one of its affiliates. "Closing Note Value" means the closing value of the ETNs as of the date of this report, as more fully described in the relevant Pricing
Supplement.
"Current Exposure Amount" means the current dollar exposure of the ETNs to the
Index, provided as a positive number, as of the date of this report, as more fully described in the relevant Pricing Supplement.
"Reset Exposure Amount" means the new dollar exposure, provided as a positive number, the ETN will have to the Index at the close of a Reset Date as more fully described in the relevant Pricing Supplement. The column labeled "Reset
Exposure Amount" will be populated if the next trading day is a Reset Date and will reflect the Reset Exposure Amount that will be in effect at the close of trading on the next trading day

You should read the most recent pricing supplement related to these ETNs dated
May 4, 2011 before you make an investment. You may access these pricing supplements on the SEC website at www.sec.gov as follows: http://www.
sec.gov/Archives/edgar/data/19617/000089109211003008/e43460 -424b2. htm http://www. sec.gov/Archives/edgar/data/19617/000089109210004302/e40345 _424b2.
pdf

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free 800-576-3529.

Free Writing Prospectus Related to Registration Statement No. 333-155535
To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. The tax consequences of the ETNs are uncertain.

July 6, 2011